SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 31, 2004

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13737 Noel Road

Dallas, Texas  75240

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

3820 State Street

Santa Barbara, California  93105

(Former address; changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       Entry Into a Material Definitive Agreement.

ITEM 1.02       Termination of a Material Definitive Agreement.

On December 31, 2004, Tenet Healthcare Corporation terminated its five-year revolving bank credit agreement and entered into a new one-year letter of credit facility.  The terminated revolving credit agreement was with a group of banks that included Bank of America, N.A., as letter of credit issuing bank, and JP Morgan Chase Bank, N.A. (formerly known as Morgan Guaranty Trust Company of New York), as administrative agent.  Certain of the lenders under the revolving credit agreement, including Bank of America and JP Morgan Chase Bank, and their affiliates maintain ordinary banking and investment banking relationships with Tenet.  The five-year revolving credit agreement, which was originally dated as of March 1, 2001 and subsequently amended several times, most recently as of April 6, 2004, had a termination date of March 1, 2006.  Tenet incurred no penalties or prepayment premiums in connection with the early termination of the agreement.

The revolving credit agreement contained customary affirmative, negative and financial covenants, and required Tenet to pledge the capital stock of certain of its hospital operating subsidiaries to secure its obligations under the agreement.  Those subsidiaries also guaranteed Tenet’s obligations under the agreement.  The total lending commitment under the revolving credit agreement was $800 million, with a limit on aggregate cash borrowings of $500 million (the entire commitment was available for letters of credit).  There were no cash borrowings and approximately $222 million in letters of credit outstanding under the agreement when it was terminated.

Tenet entered into the new letter of credit facility with Bank of America, N.A., as administrative agent and letter of credit issuing bank, and Citicorp USA, Inc., as syndication agent and risk participant in letters of credit.  Under the new facility, Bank of America may, in its discretion, issue standby letters of credit for the account of the company in an aggregate amount available for drawing up to $250 million.  Tenet maintains ordinary banking and investment banking relationships with both Bank of America and Citicorp USA and their affiliates.

The approximately $222 million in letters of credit that were outstanding under the revolving credit agreement when it was terminated continue to be outstanding under the new letter of credit facility.

Like Tenet’s terminated revolving credit agreement, the new letter of credit facility contains customary affirmative and negative covenants that, among other requirements, limit (1) liens, (2) consolidations, mergers or the sale of all or substantially all assets, (3) subsidiary debt and (4) prepayment of debt.

Under the new letter of credit facility, Tenet pledged (1) cash collateral equal to 105% of the aggregate amount that is (or may become) from time to time available for drawing under outstanding letters of credit and the aggregate unpaid amount of all reimbursement obligations for drawings under letters of credit and (2) the capital stock of subsidiaries that was pledged to secure its obligations under the terminated revolving credit agreement. In addition, certain of Tenet's hospital operating subsidiaries guaranty the company's obligations under the letter of credit facility.

A copy of the definitive letter of credit facility will be filed with Tenet’s Annual Report on Form 10-K for the year ended December 31, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

	By:	/s/ Trevor Fetter
Trevor Fetter
President and Chief Executive Officer

Date: January 5, 2005